UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  August 28, 2006

Community Capital Bancshares, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Georgia
(State or Other Jurisdiction of Incorporation)

000-25345	58-2413468
(Commission File Number)	(IRS Employer Identification No.)

2815 Meredyth Drive, Albany, Georgia	31707
(Address of Principal Executive Offices)	(Zip Code)

(229) 446-2265
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 28, 2006, Community Capital Bancshares, Inc. and its wholly-owned subsidiary, Albany Bank & Trust, N.A., (together, the “Employer”) entered into an employment agreement (the “Agreement”) with John H. Monk, Jr. regarding his employment as the Employer’s President and Chief Executive Officer. The Agreement is effective as of August 21, 2006, and continues until August 20, 2007. The Agreement will be extended for additional terms of one year unless any party to the Agreement provides notice of cancellation thirty days prior to the end of the current term. A copy of the Agreement has been attached to this Current Report on Form 8-K as Exhibit 10.23, and the following summary of the material terms and conditions of the Agreement is qualified entirely by reference thereto.

Mr. Monk's initial base salary under the Agreement is $203,000 per year from the beginning of the initial term until December 31, 2006. On January 1, 2007, Mr. Monk’s base salary will be raised to $210,000 per year. The Board of Directors of Employer is required to review the base salary amount annually, and the base salary may be adjusted each year in an amount determined by the Board of Directors. The Agreement also provides that Mr. Monk is entitled to an annual cash bonus based on criteria established by the Board of Directors of the Employer. Further, the Agreement provides that Mr. Monk will receive 10,000 options upon the execution of the Agreement and 5,000 additional options on January 1, 2007. Mr. Monk is also entitled to receive 15,000 options when he is successful in having the Agreement between Albany Bank & Trust, N.A. and the Office of the Comptroller of the Currency (the “OCC Agreement”) terminated. Additionally, the Agreement requires the Employer to provide Mr. Monk with health insurance, an automobile, reimbursement for moving expenses up to $7,000, vacation time, reimbursement for reasonable business expenses, club memberships and other customary benefits.

Generally, in the event Mr. Monk is terminated by the Employer without cause or Mr. Monk terminates his employment with cause, the Employer will be required to meet its obligations with respect to Mr. Monk's compensation for a period equal to twelve months from the date of termination. In the event the Employer terminates Mr. Monk's employment due to his permanent disability, the Employer will be required to meet its obligations with respect to Mr. Monk's compensation for a period of six months following the termination. If Mr. Monk terminates his employment within twelve months before or twenty-four months following a change in control of the Employer, Mr. Monk will be entitled to a cash payment equal to one and one-half times the sum of his average base salary and cash bonus for the preceding three years.

If Mr. Monk's employment is terminated by the Employer with cause or Mr. Monk terminates his employment without cause or upon a change in control, Mr. Monk will generally be prohibited from competing with Albany Bank & Trust, N.A. or soliciting its customers or employees for a period of twelve months from the date of termination.

Pursuant to the OCC Agreement, Mr. Monk’s employment is subject to review by the Office of the Comptroller of the Currency.

Item 5.05. Amendment to Registrant's Code of Ethics.

On August 28, 2006, the Board of Directors of Community Capital Bancshares, Inc. adopted a revised Code of Business Conduct and Ethics (the “Code”). The revised Code applies to all employees, officers, directors and principal shareholders of Community Capital Bancshares, Inc., Albany Bank & Trust, N.A. and AB&T National Bank (collectively, the “Company”) and their related interests. The revised Code addresses compliance with Regulation O and the Company’s Insider Loan Policies, further defines conflicts of interest and required disclosures relating to such conflicts, and includes new sections titled “Securities Trading and Use of Inside Information” and “Business Relationships Involving Antitrust Law.” The revised Code also requires that suspicious activity reports be filed for all insider violations of law regardless of the dollar amount involved. The foregoing is a brief summary of the Code and is qualified in its entirety by reference to the Code attached hereto as Exhibit 14.1.

The Company believes the Code is reasonably designed to deter wrongdoing and to promote honest and ethical conduct, including: the ethical handling of conflicts of interest; full, fair and accurate disclosure in filings and other public communications made by the Company; compliance with applicable laws; prompt internal reporting of violations of the Code; and accountability for adherence to the Code.

Item 9.01. Financial Statements, Pro Forma Information and Exhibits.

Exhibit 10.23	Employment Agreement by and among Albany Bank & Trust, National Association, Community Capital Bancshares, Inc. and John H.. Monk, Jr., dated August 28, 2006.

Exhibit 14.1	Code of Business Conduct and Ethics

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COMMUNITY CAPITAL BANCSHARES, INC.

Dated: August 31, 2006	By:	/s/ David J. Baranko
	Name:	David J. Baranko
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.23	Employment Agreement by and among Albany Bank & Trust, National Association, Community Capital Bancshares, Inc. and John H. Monk, Jr., dated August 28, 2006.

14.1	Code of Business Conduct and Ethics